                                                                    EXHIBIT 23.0

The Board of Directors
NEON Systems, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-82379) on Form S-8 of NEON Systems, Inc. of our reports dated April 25, 2001 relating to the consolidated balance sheets of NEON Systems, Inc. and subsidiaries as of March 31, 2001, and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2001, and related schedule, which reports appear in the March 31, 2001, annual report on Form 10-K of NEON Systems, Inc.

KPMG LLP

Houston, Texas
June 28, 2001